Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-173170, 333-173171, 333-173173, and 333-183326 on Forms S-8 of our report dated February 27, 2014 (November 10, 2014 as to Notes 8 and 11), relating to the financial statements and financial statement schedule of Huntington Ingalls Industries, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the allocation of certain corporate function expenses in the preparation of the financial statements during the period prior to March 31, 2011) appearing in this Current Report on Form 8-K of the Company for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia
November 10, 2014